   5


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) as of March 25, 1999 of Common Stock and Class A Stock by (a) the persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each director, and nominee for director, of the Company, (c) each of the executive officers of the Company listed in the Summary Compensation Table, (d) all directors, nominees and executive officers of the Company as a group, and
(e) the current members of the Harris Group. The information set forth in the table as to directors, nominees and executive officers is based upon information furnished to the Company by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Pittway Corporation, 200 South Wacker Drive, Suite 700, Chicago, Illinois 60606-5802.

                                                                                                                PERCENT OF
                                                                                                                OUTSTANDING
                                            NUMBER OF         PERCENT OF      NUMBER OF         PERCENT OF       VOTES ON
                                            SHARES OF        OUTSTANDING      SHARES OF        OUTSTANDING     MATTERS OTHER
                                          COMMON STOCK        SHARES OF        CLASS A          SHARES OF     THAN ELECTION
                  NAME                         (1)           COMMON STOCK     STOCK (1)       CLASS A STOCK    OF DIRECTORS
                  ----                    ------------       ------------     ---------       -------------    ------------

William Harris Investors, Inc (2) (3)....     2,543,800           32.3%         3,615,748           10.4%           25.6%
   2 North LaSalle Street
   Suite 400
   Chicago, Illinois 60602
Mario J. Gabelli et al. (4)..............     1,553,414          19.7           4,036,022          11.6            17.2
   One Corporate Center
   Rye, New York 10580
Janus Capital Corporation (5)............          None             -           3,638,057          10.4             3.2
   100 Fillmore Street, Suite 300
   Denver, Colorado 80206
Katherine Harris (3) (6).................       632,786           8.0           1,066,606           3.1             6.5
Roberta Harris (3) (7)...................       401,400           5.1             417,180           1.2             3.9
Jack Polsky (3) (8)......................       878,724          11.2           1,335,070           3.8             8.9
Boardman Lloyd (3) (7)...................       401,400           5.1             417,180           1.2             3.9
Irving B. Harris (3) (9).................     2,543,800          32.3           3,615,748          10.4            25.6
King Harris (3) (10).....................       897,836          11.4           2,025,561           5.8             9.7
Neison Harris (3) (11)...................       778,298           9.9           1,111,426           3.2             7.8
William W. Harris (3) (12) (14)..........     2,543,800          32.3           3,626,283          10.4            25.6
Eugene L. Barnett (13) (14)..............         1,200             *              12,491             *               *
Robert L. Barrows (3)....................        80,528           1.0             131,258            .4              .8
Fred Conforti (15).......................         7,800            .1             364,460           1.0              .4
E. David Coolidge III (14)...............         2,200             *              25,535            .1               *
Anthony Downs (16).......................         3,300             *              19,645            .1               *
Leo A. Guthart (17)......................          None             -             372,178           1.1              .3
Jerome Kahn, Jr. (3) (14) (18)...........     2,543,800          32.3           3,626,283          10.4            25.6
John W. McCarter, Jr.(19)................         1,000             *               5,400             *               *
Paul R. Gauvreau (20)....................          None             -             188,517            .5              .2
Edward J. Schwartz (21)..................          None             -              55,955            .2               *
All Directors, Nominees and Executive
   Officers of the Company as a group
   (16 persons) (22).....................     4,172,017          53.0           7,894,132          22.7            43.7
The Current Harris Group (3).............     4,155,977          52.8           6,762,236          19.4            42.5

  * Less than one-tenth of one percent

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

   6

(2) The information as to William Harris Investors, Inc. ("WHI") is derived in part from statements, as amended February 16, 1999, filed with the Securities and Exchange Commission (the "Commission") pursuant to
        Section 13(g) of the Exchange Act. Such statements, together with advice furnished to the Company separately by WHI, disclose that (i) WHI, an investment adviser registered under the Investment Advisers Act of 1940, holds all such shares on behalf, and in terminable discretionary accounts, of Irving B. Harris, William W. Harris, Robert Barrows and certain other members of the Harris Group and Jerome Kahn, Jr., (ii) WHI shares voting power with such persons, and has sole dispositive power, with respect to all such shares, (iii) Irving B. Harris and his children (including William W. Harris) are the sole voting stockholders of WHI and (iv) Irving B. Harris and Jerome Kahn, Jr. are, respectively, the Chairman and the President of WHI.

(3) The information as to the Current Harris Group (as defined below), Katherine Harris, Roberta Harris, Jack Polsky, Boardman Lloyd, Irving B. Harris, King Harris, Neison Harris, Robert Barrows and William W. Harris is derived in part from statements, as amended January 15, 1990, filed with the Commission pursuant to Section 13(d) of the Exchange Act and statements, as amended March 16, 1999, filed with the Commission pursuant to such Section. Such statements, as amended, were filed on behalf of such persons as well as those other persons and entities who are currently members of the Harris Group beneficially owning, directly or indirectly, shares of Common Stock or Class A Stock (collectively referred to as the "Current Harris Group"). Such statements disclose that, because of the relationships among members of the Current Harris Group, such persons may be deemed to be a group within the meaning of
        Section 13(d) of the Exchange Act and the rules and regulations thereunder. Jerome Kahn, Jr. may also be deemed to be a member of any such group. Irving B. Harris, King Harris, Neison Harris, William W. Harris and Jerome Kahn, Jr. (and, if elected a director, Robert Barrows) may be deemed in control of the Company by reason of beneficial ownership of stock of the Company by themselves and other members of the Current Harris Group and by reason of their positions with the Company and its subsidiaries. The aggregate number of outstanding shares which may be deemed to be beneficially owned by the Current Harris Group includes all the shares shown in this table for WHI, Katherine Harris, Roberta Harris, Jack Polsky, Boardman Lloyd, Irving B. Harris, King Harris, Neison Harris, Robert Barrows and William W. Harris. Total excludes duplication of shares within the Current Harris Group. Addition of the shares owned directly by Jerome Kahn, Jr. would not affect the percentages of outstanding shares or outstanding votes shown for the Current Harris Group.

(4) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from statements, as amended November 3, 1997 and July 10, 1998, filed with the Commission pursuant to Section 13(d) of the Exchange Act. Such statements disclose that (i) Mr. Gabelli is the chief investment officer for most of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder and (iii) Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners (unless the aggregate voting interest of all such entities exceeds 25% of the Company's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain of 426,700 shares of Common Stock and 374,500 shares of Class A Stock) except 6,450 shares of Common Stock and 42,733 shares of Class A Stock as to which they have no voting power.

(5) The information as to Janus Capital Corporation ("Janus") is derived from a statement, as amended February 5, 1999, filed with the Commission pursuant to Section 13(g) of the Exchange Act. Such statement discloses that (i) Thomas H. Bailey is President and Chairman of the Board of Janus, owns approximately 12.2% of Janus and may be deemed to exercise control over Janus, (ii) Janus is deemed to have beneficial ownership of all 3,638,057 shares, (iii) Janus and Mr. Bailey share voting and dispositive power with respect to such shares, (iv) all such shares are held by managed portfolios to which Janus is an investment advisor or sub-advisor and (v) Mr. Bailey disclaims beneficial ownership of such shares.

(6) Consists of shares held as co-trustee of trusts created by members of the Current Harris Group. Ms. Harris shares with other members of the Current Harris Group the power to vote and dispose of such shares.

(7) Consists of shares held by Ms. Harris and Mr. Lloyd as co-trustees of a trust created by a member of the Current Harris Group. They share with other members of the Current Harris Group the power to vote and dispose of such shares.

(8) Includes 872,116 shares of Common Stock and 1,324,302 shares of Class A Stock held as co-trustee of trusts created by members of the Current Harris Group. Mr. Polsky shares with other members of the Current Harris Group the power to vote and dispose of such shares.

   7


(9) Consists of the shares held by WHI (of which Irving B. Harris may be deemed to share control), certain of which are held by WHI for the account of Mr. Harris or would otherwise be deemed beneficially owned by him without regard to WHI. As set forth in note (2), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respect to such shares.

(10) King Harris shares the power to vote and dispose of 684,618 of such shares of Common Stock and 1,213,913 of such shares of Class A Stock. Includes 331,183 shares of Class A Stock which Mr. Harris has the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan.

(11) Neison Harris shares the power to vote and dispose of 335,918 of such shares of Common Stock and 631,364 of such shares of Class A Stock.

(12) Consists of the shares held by WHI (of which William W. Harris may be deemed to share control), certain of which are held by WHI for the account of Mr. Harris or would otherwise be deemed beneficially owned by him without regard to WHI. As set forth in note (2), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respect to such shares.

(13)    Mr. Barnett shares power to vote and dispose of all such shares.

(14) Includes 10,400 shares and 135 shares of Class A Stock which he has the right to acquire within 60 days through the exercise of options awarded under the Company's 1996 Director Stock Option Plan and 1998 Director Stock Option Plan, respectively.

(15) Does not include 18,000 shares of Class A Stock owned by Mr. Conforti's wife, as to which shares he disclaims beneficial ownership. Includes 158,590 shares of Class A Stock as to which Mr. Conforti shares voting and dispositive power. Includes 197,245 shares of Class A Stock which he has the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan.

(16) Includes 5,200 shares and 67 shares of Class A Stock which he has the right to acquire within 60 days through the exercise of options awarded under the Company's 1996 Director Stock Option Plan and 1998 Director Stock Option Plan, respectively.

(17) Mr. Guthart shares power to vote and dispose of 56,816 of such shares. Includes 192,060 shares of Class A Stock which Mr. Guthart has the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan.

(18) Consists of the shares held by WHI, with respect to which Mr. Kahn acts as portfolio manager, including 540 shares of Common Stock and 878 shares of Class A Stock owned by Mr. Kahn. As set forth in note (2), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respect to such shares.

(19) Mr. McCarter shares power to vote and dispose of such shares of Common Stock. Such shares of Class A Stock consist of shares which he has the right to acquire within 60 days through the exercise of an option awarded under the Company's 1998 Director Stock Option Plan.

(20) Includes 62,029 shares of Class A Stock which Mr. Gauvreau has the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan.

(21) Includes 43,075 shares of Class A Stock which Mr. Schwartz has the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan.

(22) Includes 2,980,367 shares of Common Stock and 4,562,371 shares of Class A Stock as to which voting power is shared other than with directors, nominees and executive officers of the Company and 921,747 shares of Common Stock and 1,791,491 shares of Class A Stock as to which dispositive power is so shared. Includes 893,397 shares of Class A Stock which executive officers of the Company have the right to acquire within 60 days through the exercise of options awarded under the Company's 1990 Stock Awards Plan and 52,807 shares of Class A Stock which non-employee directors of the Company have the right to acquire within 60 days through the exercise of options awarded under the Company's 1996 and 1998 Director Stock Option Plans. Total excludes duplication of shares within such group.

COMPENSATION

BOARD COMPENSATION

During 1998, compensation to non-officer directors was paid at the rate of $2,500 per quarter plus $3,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended, except that $250 was paid for attending a committee meeting held on the same day as a Board meeting. The Chairman of the Audit Committee was paid an additional $2,000 per year. Effective January 1, 1999, the compensation per quarter was increased to $3,500 and the Chairman of the Compensation Committee will be paid an additional $2,000 per year. Officer directors are not separately compensated for serving as directors.

Under the Company's 1998 Director Stock Option Plan, the Board may from time to time grant to directors who are not employees of the Company or any of its subsidiaries ("Eligible Directors") non-qualified options to purchase shares of Class A Stock at the market values on the dates of grant. The maximum number of shares which may be issued under the Plan is 135,000 (subject to adjustment). Each option may have a term of up to 10 years, but, if earlier than scheduled expiration, will expire five years after the optionee's service as a member of the Board terminates for any reason. Each option becomes exercisable as determined by the Board, but except in the event of death or disability cannot be exercised during the six months subsequent to grant.

Pursuant to the Plan, during 1998 non-qualified options were granted as follows:
Mr. McCarter - 5,400 shares; Mr. Barnett - 540 shares; Mr. Coolidge - 540 shares; Mr. Downs - 270 shares; Mr. W. Harris - 540 shares; Mr. Kahn - 540 shares. Mr. McCarter's option was exercisable upon grant with respect to 50% and becomes exercisable with respect to the balance on the first anniversary of grant provided he is then an Eligible Director. Each of the other options was exercisable upon grant with respect to 25% and becomes exercisable with respect to an additional 25% on each anniversary of grant provided the holder is then an Eligible Director. Mr. McCarter's option was granted to him following his initial election to the Board at the 1998 annual meeting. The options granted to the other directors were granted to them to avoid dilution under their options pursuant to the Company's 1996 Director Stock Option Plan that were outstanding at the time of the Spinoff.

   12


SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the President and Chief Executive Officer of the Company (who served as such throughout 1998) and for each of the Company's four most highly compensated other executive officers serving at the end of 1998. No other person who served as an executive officer of the Company at any time during 1998 had 1998 compensation in excess of the 1998 compensation of any of the executive officers named in the table.


                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                           -----------------------------
                                                                            RESTRICTED     SECURITIES
                                                           ANNUAL             STOCK        UNDERLYING
                                                        COMPENSATION          AWARDS      OPTIONS/SARS
                                                        ------------         ($) (1)         (#) (1)      ALL OTHER
   NAME AND PRINCIPAL POSITION              YEAR   SALARY       BONUS        (2) (3)         (2) (4)    COMPENSATION
- ----------------------------------------    ----   ------      -------       --------     ------------  -------------
                                                                  (1)
                                                                  ----
King Harris, President and                  1998     $650,000   $720,000                     54,600       $5,256   (5)
Chief Executive Officer                     1997      550,000    470,000                     71,614        5,206
                                            1996      550,000    500,000      $250,000       52,650        4,946

Fred Conforti, President of                 1998      500,000    280,000                     37,200        5,256   (5)
Pittway Systems Technology Group            1997      460,000    500,000                     35,910        5,206
(division of the Company)                   1996      425,000                  150,000       51,048        4,590

Leo A. Guthart, Chairman and Chief          1998      500,000    590,000       100,000       36,400        3,363   (6)
Executive Officer of Pittway Security       1997      460,000                  100,000       56,173        4,612
Group (division of the Company)             1996      425,000    450,000                     35,100        4,612

Paul R. Gauvreau, Financial Vice President, 1998      290,000    210,000                     26,439        5,256   (5)
Treasurer and Chief Financial Officer       1997      275,000    180,000                     10,800        5,206
                                            1996      260,000     70,000        30,000       13,324        4,944

Edward J. Schwartz,                         1998      195,000    100,000                     12,587        5,243   (7)
Vice President                              1997      185,000     90,000                     10,206        5,169
                                            1996      172,000     60,000        10,000       10,370        4,880

- -----------

(1)   All of the restricted stock awards, options and SARs relate to Class A
      Stock.

(2) All of the restricted stock awards and the following SARs were awarded in lieu of bonuses or portions of bonuses that would otherwise have been paid in cash: K. Harris, 18,964 shares for 1997; F. Conforti, 15,138 shares for 1996; L. Guthart, 21,073 shares for 1997; P. Gauvreau, 2,524 for 1996; and E. Schwartz, 3,587 shares for 1998, 2,106 shares for 1997 and 2,270 shares for 1996.

(3) The restricted stock awards shown for 1998 were awarded in 1999 and thus were not outstanding at the end of 1998. The other restricted stock awards shown remained outstanding in full at the end of 1998. The aggregate value of the 40,351 shares subject to such other awards and to three other restricted stock awards held by named executive officers that remained outstanding at the end of 1998 was then $1,334,105. Each award shown was a Performance Shares Award scheduled to vest in equal pro rata installments over the five years subsequent to its grant. Under the terms of each award, no shares are distributable until vesting of such award in full or earlier termination of employment, and at the time shares are distributed an amount is payable equal to the normal quarterly dividends which would have been paid on such shares had such shares been issued on the date such award was granted.

(4) Includes a SAR awarded for 1998 in 1999 (and thus not shown in the following sections titled "Option/SAR Grants During Year" and "Option/SAR Exercises and Year-End Values") to E. Schwartz for 3,587 shares. The SAR was a Bonus Shares Award vested in full upon grant. Under the terms of such SAR, following a date approximately three years after the date of grant (or following the date of any earlier termination of employment), such shares are issued and an amount is payable equal to the normal quarterly dividends which would have been paid on such shares had such shares been issued on the date such SAR was granted. The Compensation Committee may, in its sole discretion, determine to pay the fair market value of such shares in cash rather issue such shares.

(5) Consists of $4,800 annual matching Company contributions during the year to the Company's salary reduction plan and $456 for term life insurance provided by the Company during the year.

(6) Consists of $3,249 annual matching Company contributions during the year to the Company's salary reduction plan and $114 for term life insurance provided by the Company during the year.

(7) Consists of $4,800 annual matching Company contributions during the year to the Company's salary reduction plan and $443 for term life insurance provided by the Company during the year.

   13
OPTION/SAR GRANTS DURING YEAR

The following table sets forth information with respect to options and stock appreciation rights ("SARs") granted during 1998 to executive officers named in the Summary Compensation Table.

                                            OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                  -----------------------------------------------------------      VALUE AT ASSUMED
                                   NUMBER OF       % OF TOTAL                                    ANNUAL RATES OF STOCK
                                   SECURITIES     OPTIONS/SARS                                   PRICE APPRECIATION
                                   UNDERLYING      GRANTED TO                                    FOR OPTION TERM(4)
                                  OPTIONS/SARS    EMPLOYEES IN  EXERCISE OR BASE  EXPIRATION     ----------------------
NAME                               GRANTED(#)      FISCAL YEAR    PRICE ($/ SH)     DATE         5%($)           10%($)
- ----                              ------------    ------------  ----------------  ----------     -----           ------
King Harris (1).............          54,600         6.0            $23.74       8/18/05         527,685         1,229,731
King Harris (2).............          18,964         2.1                 0       1/20/01         520,881           598,893
Fred Conforti (1)...........          37,200         4.1             23.74       8/18/05         359,522           837,839
Leo A. Guthart (1)..........          36,400         4.0             23.74       8/18/05         351,790           819,821
Leo A. Guthart (2)..........          21,073         2.3                 0       1/20/01         578,809           665,496
Paul R. Gauvreau (1)........          12,000         1.3             23.74       8/18/05         115,975           270,271
Paul R. Gauvreau (3)........          14,439         1.6           27.2454       6/15/05         160,152           373,222
Edward J. Schwartz (1)......           9,000         1.0             23.74       8/18/05          86,981           202,703
Edward J. Schwartz (2)......           2,106          .2                 0       1/20/01          57,845            66,509

- -----------

(1) Consists of non-qualified options to purchase Class A Stock granted under the Company's 1990 Stock Awards Plan at exercise prices equal to the market prices on the dates of grant. Each option becomes exercisable on the third anniversary of the date of grant, subject to acceleration in the event of earlier termination of employment (full acceleration if earlier termination is on account of death, permanent disability or retirement upon or after reaching age sixty-five; partial acceleration in increments of 33 1/3% each year commencing one year after the date of grant if termination is for any other reason other than for "cause").

(2) Consists of SAR's with respect to Class A Stock awarded under the Company's 1990 Stock Awards Plan (in lieu of a portion of a bonus that would otherwise have been paid in cash) at a reference price of zero dollars and fully vested at grant. Under the terms of each SAR, following a date approximately three years after the date of grant (or following the date of any earlier termination of employment), the shares of Class A Stock are issued and an amount is payable equal to the normal quarterly dividends which would have been paid on such shares had such shares been issued on the date the SAR was granted. The Compensation Committee may, in its sole discretion, determine to pay the fair market value of such shares in cash rather than issue such shares.

(3) Consists of a non-qualified option to purchase Class A Stock granted under the Company's 1990 Stock Awards Plan at an exercise price equal to the market price on the date of grant. The option was fully exercisable on the date of grant. The option was granted in exchange for Mr. Gauvreau's surrender of a portion of a SAR previously granted to him under the Plan. See "Compensation Committee Report on Executive Compensation - Stock Option and Stock Appreciation Right (SAR) Program".

(4) The assumed annual rates of appreciation in the price of Class A Stock are in accordance with rules of the Securities and Exchange Commission and are not predictions of future market prices of the Class A Stock nor of the actual values the named executive officers will realize. In order for such annual rates of appreciation to be realized over the 3-year term of the SARs, the market price of Class A Stock would have to increase to $27.47/share (5%) or $31.58/share (10%) at the end of that term. In order for such annual rates of appreciation to be realized over the 7-year term of the options, the market price of Class A Stock would have to increase to $33.40/share (5%) or $46.26/share (10%) during that term. In such events, and assuming corresponding annual rates of increase for the market price of Common Stock, the market value of all currently outstanding shares of Common Stock and Class A Stock would have increased by approximately $160,000,000 (5%) or $335,000,000 (10%) during that 3-year term and by approximately $413,000,000 (5%) or $962,000,000 (10%) during that 7-year term.

   14
OPTION/SAR EXERCISES AND YEAR-END VALUES

The following table sets forth information with respect to exercises of options and SARs during 1998 by the executive officers named in the Summary Compensation Table and the values of unexercised options and SARs held by them as of December 31, 1998.

                                AGGREGATED OPTION/SAR EXERCISES IN 1998 AND YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/
                              SHARES                          OPTIONS/SARS AT YEAR-END(#)          SARS AT YEAR-END($)
                            ACQUIRED ON        VALUE         -----------------------------     ---------------------------
NAME                      EXERCISE (#)     REALIZED ($)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
- ----                      -------------    -------------     -----------     -------------     -----------   -------------
King Harris                 97,716         $2,385,071         278,533          208,024        $7,024,166        $3,665,714
Fred Conforti               25,631            622,559         161,335          140,358         3,941,234         1,965,404
Leo A. Guthart                   0                  0         156,960          127,673         3,833,467         2,079,802
Paul R. Gauvreau            16,407            340,885          57,989           39,364         1,132,858           623,592
Edward J. Schwartz           3,078             73,763          34,975           32,168           854,154           555,144


EMPLOYMENT AGREEMENTS

Employment agreements between the Company and K. Harris and L. Guthart provide for minimum annual salaries of $550,000 and $425,000, respectively, supplementary insurance coverage (or its cash equivalent) and participation in the Company's supplemental executive retirement plan. The agreements are for terms expiring December 31, 2001 and September 26, 2002, respectively. Each agreement renews automatically at the end of each year for an additional year (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive officer on specified advance notice (with forfeiture of supplemental retirement benefits). Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive officer which survive its termination. In 1998, the Company entered into similar agreements with Mr. Gauvreau and Mr. Schwartz. See "Compensation Committee Report on Executive Compensation - Employment Agreement with P. Gauvreau and E. Schwartz" below.

PLANS AND ARRANGEMENTS

In the descriptions of plans and arrangements which follow, and in the descriptions elsewhere in this Proxy Statement of outstanding restricted stock awards, options and SARs, references are made to shares of Class A Stock. If the Change of Control Date (as defined in the Company's Restated Certificate of Incorporation, as amended) should occur, the Class A Stock will change into Common Stock on a share-for-share basis. In the event of any such change, references to Class A Stock in such descriptions should be understood to refer to Common Stock.

Salary Reduction Plan

Under the Company's salary reduction plan, eligible covered employees of the Company, its divisions and subsidiaries may elect to have a portion of their "earnings" (total cash compensation less certain items) contributed to the plan by their employers, and their employers match such contributions with specified percentages thereof. The percentages vary and are determined from time to time by their respective employers. For 1998, such percentages ranged from 1.5% to 3.0% of eligible covered employees' "earnings." Contributions and matches are invested in one or more investment funds selected by the employees from among those available under the plan. Such funds include a fund which invests solely in Class A Stock. Salary reduction contributions vest immediately. Subject to acceleration in the event of termination of employment upon retirement after age 65 or on account of death or disability, employer matching contributions vest on a cumulative basis of 20% per year of credited service under the plan. Vested contributions (after any earnings or losses from the investment thereof) are distributed in a lump sum or installments following termination of employment, but account balances may under certain circumstances and subject to certain conditions be withdrawn or borrowed earlier.

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Retirement Plans

The Company and its subsidiaries have tax-qualified retirement plans covering all domestic salaried employees, and certain domestic hourly employees, after three months of service. The plans are fully paid for by the Company, and employees become fully vested after five years of service. The annual benefit payable to an employee under the plans upon retirement, computed as a straight life annuity amount, equals the sum of the separate amounts the employee accrues for each of his years of service under the plans plus certain increases put into effect prior to 1998. Such separate amounts are determined as follows: for each year through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2.0% for years after 1986) of such year's compensation above such wage base; for each year after 1988 through the year in which the employee reaches thirty-five years of service, 1.2% of such year's "covered compensation" and 1.85% of such year's compensation above such "covered compensation"; and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the plans for any year includes all salary (before any election under the Company's salary reduction plan or cafeteria plan), commissions and overtime pay and, beginning in 1989, bonuses (in the case of each executive officer named in the Summary Compensation Table, the equivalent of the sum of the amounts set forth for such executive officer for such year in the Annual Compensation column of such Table and the amount taxable to such executive officer during such year related to options and SARs awarded pursuant to the Company's 1990 Stock Awards Plan); subject to such year's limit applicable to tax-qualified retirement plans ($160,000 for 1999 and, currently, for each year thereafter). The employee's "covered compensation" under the plans for any year is generally the average, computed such year, of the Social Security wage bases for each of the thirty-five years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement age under the plans is age 65, and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Estimated annual benefits payable under the plans upon retirement at normal retirement age for the following persons (assuming 1999 and future compensation at the $160,000 limit currently applicable and that covered compensation remains constant; but without regard to the formula limitation on annual benefits imposed on tax-qualified retirement plans, currently $130,000) are: K. Harris, $119,730; F. Conforti, $109,808; L. Guthart, $130,101; P. Gauvreau, $99,410; and
E. Schwartz, $56,887.

Supplemental Executive Retirement Plan

Four executive officers of the Company and three other employees of the Company or a subsidiary participate in the Company's supplemental executive retirement plan, which is not tax-qualified. The annual benefit payable to a participant under the plan at age 65, computed as a straight life annuity amount, equals the sum of the separate amounts the participant accrues for each of his years of service after January 1, 1995 plus, in one case, an increase based on a pro forma adjustment to tax-qualified retirement benefits. The separate amount for each such year is 1.85% of that portion of the participant's salary and annual discretionary cash bonus, if any, for such year (before any election under the Company's salary reduction plan, and including any portion of such bonus taken in the form of Performance Shares Awards and/or Bonus Shares Awards) in excess of $150,000 (or any higher limit applicable that year to tax-qualified retirement plans) but less than $300,000. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Accrued benefits are subject to forfeiture in certain events. Estimated annual benefits payable under the plan upon retirement at age 65 for the following persons (assuming 1999 and future annual salary and discretionary cash bonus of not less than $300,000 for each of them and that the $160,000 limit applicable in 1999 remains constant) are: K. Harris, $34,902; L. Guthart, $20,442; P. Gauvreau, $28,644; and E.
Schwartz, $48,353.

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COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") makes salary, bonus and long-term incentive plan decisions with respect to the Company's senior executive officers, in the case of senior executive officers who have employment agreements subject to provisions regarding base salary which appear in those agreements. The Company delegates compensation decisions relating to other executive officers to the Chief Executive Officer and senior executive officers who report directly to him.

In making its compensation decisions, the Committee's primary goal is to make such compensation competitive with compensation offered by other firms in similar industries with similar levels of size and performance. While the Committee is mindful of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the loss of deductibility for federal income tax purposes of certain remuneration of a covered executive officer in excess of $1,000,000 during any year, the Committee does not base decisions primarily on preserving such deductibility.

The Committee set the salaries of the Company's Chairman of the Board and Chairman of the Executive Committee (neither of whom receives any other compensation from the Company) for 1998 based on the Committee's perception of the value of their services to the Company.

The Committee's policies applicable to compensation of the Company's other senior executive officers, other than its chief executive officer, for 1998 were as follows:

SALARY

The Committee obtained from an outside compensation specialist a detailed report regarding salaries being paid to top-level executives in a wide variety of companies roughly the same size as the Company. The outside specialist also compiled data from certain similar-sized companies in the electronic and electrical equipment field. 1,947 companies were analyzed via statistical regression to prepare the general industry data. 55 companies were included in the data for the electronic and electrical equipment field.

Only six of the companies included in the report had their performance reflected in the Value Line Electronics Industry Index used in the Performance Graph which follows this Report. The Committee does not know whether any of the companies included in the report had its performance reflected in the Wilshire 5000 Index used in such Performance Graph. Because nearly all of the Company's major direct competitors are either divisions of larger diversified companies or privately held, those competitors generally are not included in either the outside compensation specialist's report or such indices. The Committee believes that the electronic/communications equipment companies included in the outside compensation specialist's report are, as a group, as comparable to the companies included in the Value Line Electronics Industry Index as any other group of companies for which compensation information was available to the Committee.

The report specifically identified salaries at the 50th, 75th and 90th percentiles of the ranges of salaries surveyed. It also showed pay differentials between presidents and chief executive officers (CEOs) of free-standing companies and presidents and CEOs of division-based companies. The Committee tended to focus on salaries paid in free-standing companies for two reasons. First, Company businesses are given a high degree of autonomy and effectively run as free-standing companies. Second, Company executives are likely targets of management recruiters from free-standing competitors of the Company.

The Committee also reviewed published compensation information from five publicly-held companies in the alarm equipment business. While three of these companies are smaller than the Company's Groups, they still are indicative of what competitive firms are paying in the alarm industry. As for salary policy in general, the Committee aimed at setting salaries somewhere between the 50th and 75th percentile of the salary ranges reported by the outside compensation specialist.

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BONUS

The cash bonuses of Mr. Conforti and Mr. Guthart were determined by formulas set by the Compensation Committee during the first 90 days of 1998. The cash bonuses of Mr. Gauvreau and Mr. Schwartz were set by the Committee on a discretionary basis after an evaluation of their individual performances, their accomplishment of pre-established goals and objectives, and the relative financial performance of the Company. In the process of determining these discretionary bonuses, the Committee also reviewed the general industry information relating to total cash compensation (base salary plus cash bonus) in comparably-sized companies supplied by the outside compensation specialist.

For 1998, bonuses for these executive officers ranged from 66% to 118% of their base salaries and total cash compensation ranged between the 74th and 90th percentile of the ranges for free-standing companies reported by the outside compensation specialist.

On a discretionary basis, a Performance Shares Award was awarded to Mr. Guthart in addition to the cash bonus earned by him during the year. A Bonus Shares Award was awarded to Mr. Schwartz in lieu of a portion of his bonus which would otherwise have been paid in cash.

STOCK OPTION AND STOCK APPRECIATION RIGHT (SAR) PROGRAM

In 1993, the Committee established a Stock Option and Stock Appreciation Right
(SAR) Program to more closely tie the financial interests of managers with those of stockholders. In 1998, 579,900 stock options were granted to 139 top and middle managers, including all five executive officers named in the Summary Compensation Table. The exercise price of the options was the market price of the Company's Class A Stock on the date of the grant.

The Program was designed by the Company's outside compensation specialist, who patterned it after programs used by many other companies of the Company's size. In 1998, the Committee, after consultation with its outside compensation specialist, determined that, subject to continuing improvement in the Company's profits, over the seven-year period beginning with 1998 the annual target for awards of stock options and SARs under the Program should be between 1.5% and 1.75% of the Company's outstanding shares.

The specific stock option grants given in 1998 were allocated among executives on the basis of their positions and levels of responsibility. The numbers and values of options and SARs already held by the executives were not a factor in the allocation.

The Bonus Shares and Performance Shares Awards which were awarded in 1998 as part of the Company's bonus program were not part of the Stock Option and SAR Program.

During 1998, the Company offered each holder of a then outstanding SAR (other than a Bonus Shares Award) the opportunity to surrender some or all of such SAR and receive in exchange a fully-exercisable, seven-year non-qualified option to purchase a formula number of shares of Class A Stock at an exercise price equal to the market price on the date of the new grant. The options granted as a result of acceptances were also not part of the Program.

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CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee reviewed the same information and analysis described above insofar as it related to compensation being paid to Presidents and CEOs of similar-sized companies. The compensation specialist's report specifically identified in dollar terms the 50th, 75th and 90th percentile of base salary, total cash compensation (base salary plus cash bonus) and total compensation (including stock options and other consideration) being paid to comparable Presidents and CEOs. Mr. Harris's base salary was at the 61st percentile of compensation reported for similar-sized companies in general industry. His cash bonus was derived from a formula set by the Compensation Committee during the first 90 days of 1998. His total cash compensation was at the 78th percentile of compensation reported for general industry companies.

EMPLOYMENT AGREEMENTS WITH P. GAUVREAU AND E. SCHWARTZ

In 1998, the Committee approved employment agreements with P. Gauvreau and E. Schwartz, and in 1999 the Committee approved revisions to those agreements. The agreements provide for minimum annual salaries of $290,000 and $195,000, respectively, supplementary insurance coverage and participation in the Company's supplemental executive retirement plan retroactive to January 1, 1995 (in the case of Mr. Schwartz, with a benefit increase based on a pro forma adjustment to his tax-qualified retirement benefits). Each agreement is for a term currently expiring December 31, 2001, and renews automatically at the end of each year for an additional year (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the employee on 180 days' notice (with forfeiture of supplemental retirement benefits). Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the employee which survive its termination.

The Committee felt it appropriate to enter into formal contracts for employment with Mr. Gauvreau and Mr. Schwartz and to offer them participation in a supplemental retirement plan in order to encourage them to continue their valuable services to the Company.



                                          Compensation Committee

                                          Anthony Downs, Chairman
                                          William W. Harris,
                                          Jerome Kahn, Jr.
                                          John W. McCarter, Jr.